                                                                       Exhibit 2













                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                       OHIO STATE FINANCIAL SERVICES, INC.

                                       AND

                            ADVANCE FINANCIAL BANCORP

                           DATED AS OF APRIL 18, 2001


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                                      -iii-

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS

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ARTICLE I.........................................................................................................1
         DEFINITIONS..............................................................................................1

ARTICLE II........................................................................................................6
         THE MERGER...............................................................................................6
         2.1      The Corporate Merger and Subsequent Events......................................................6
         2.2      Effective Time; Closing.........................................................................6
         2.3      Treatment of Capital Stock......................................................................6
         2.4      Shareholder Rights; Stock Transfers.............................................................7
         2.5      Options and Restricted Stock....................................................................7
         2.6      Exchange Procedure..............................................................................7
         2.7      Dissenting Shares...............................................................................9
         2.8      Additional Actions..............................................................................9

ARTICLE III......................................................................................................10
         REPRESENTATIONS AND WARRANTIES OF SELLER................................................................10
         3.1      Capital Structure..............................................................................10
         3.2      Organization, Standing and Authority of Seller.................................................10
         3.3      Ownership of Seller Subsidiaries...............................................................10
         3.4      Organization, Standing and Authority of Seller Subsidiaries....................................11
         3.5      Authorized and Effective Agreement.............................................................11
         3.6      Securities Documents and Regulatory Reports....................................................12
         3.7      Financial Statements...........................................................................13
         3.8      Material Adverse Change........................................................................14
         3.9      Environmental Matters..........................................................................14
         3.10     Tax Matters....................................................................................14
         3.11     Legal Proceedings..............................................................................15
         3.12     Compliance with Laws...........................................................................15
         3.13     Certain Information............................................................................16
         3.14     Employee Benefit Plans.........................................................................16
         3.15     Certain Contracts..............................................................................18
         3.16     Brokers and Finders............................................................................18
         3.17     Insurance......................................................................................19
         3.18     Properties.....................................................................................19
         3.19     Labor..........................................................................................19
         3.20     Allowance for Loan Losse.......................................................................19
         3.21     Material Interests of Certain Persons..........................................................20
         3.22     Fairness Opinion...............................................................................20
         3.23     Disclosures....................................................................................20
         3.24     No Undisclosed Liabilities.....................................................................20
         3.25     Loan Portfolio.................................................................................20
         3.26     Investment Portfolio...........................................................................21
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         3.27     Interest Rate Risk Management Instruments......................................................21
         3.28     Interim Events.................................................................................21

ARTICLE IV.......................................................................................................22
         REPRESENTATIONS AND WARRANTIES OF BUYER.................................................................22
         4.1      Organization, Standing and Authority of Buy....................................................22
         4.2      Ownership of Buyer Subsidiaries................................................................22
         4.3      Organization, Standing and Authority of Buyer Subsidiaries.....................................22
         4.4      Authorized and Effective Agreement.............................................................22
         4.5      Securities Documents and Regulatory Reports....................................................24
         4.6      Financial Statements...........................................................................24
         4.7      Material Adverse Change........................................................................24
         4.8      Legal Proceeding...............................................................................25
         4.9      Certain Information............................................................................25
         4.10     Brokers and Finders............................................................................25
         4.11     Disclosures....................................................................................25
         4.12     Financial Resources............................................................................25
         4.13     State Takeover Statutes........................................................................26

ARTICLE V........................................................................................................26
         COVENANTS   26
         5.1      Reasonable Best Efforts........................................................................26
         5.2      Shareholder Meeting............................................................................26
         5.3      Regulatory Matters.............................................................................26
         5.4      Investigation and Confidentiality..............................................................27
         5.5      Press Releases.................................................................................28
         5.6      Business of the Parties........................................................................28
         5.7      Certain Actions................................................................................31
         5.8      Current Information............................................................................32
         5.9      Indemnification; Insurance.....................................................................32
         5.10     Employees and Employee Benefit Plans...........................................................33
         5.11     Company Merger.................................................................................35
         5.12     Bank Merger....................................................................................35
         5.13     Organization of Merger Sub.....................................................................35
         5.14     Conforming Entries.............................................................................35
         5.15     Integration of Policies........................................................................36
         5.16     Disclosure Supplements.........................................................................36
         5.17     Failure to Fulfill Conditions..................................................................37
         5.18     Environmental Reports..........................................................................37
         5.19     Transaction Expenses of Seller.................................................................37
         5.20     Success Bonus Plan.............................................................................38
         5.21     Advisory Directors After the Company Merger....................................................38
         5.22     Voting Agreements..............................................................................38

ARTICLE VI.......................................................................................................38
         CONDITIONS PRECEDENT....................................................................................38
         6.1      Conditions Precedent - Buyer and Seller........................................................38
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         6.2      Conditions Precedent - Seller..................................................................39
         6.3      Conditions Precedent - Buyer...................................................................40

ARTICLE VII......................................................................................................41
         TERMINATION, WAIVER AND AMENDMENT.......................................................................41
         7.1      Termination....................................................................................41
         7.2      Effect of Termination..........................................................................42
         7.3      Survival of Representations, Warranties and Covenants..........................................43
         7.4      Waiver.........................................................................................44
         7.5      Amendment or Supplement........................................................................44

ARTICLE VIII.....................................................................................................44
         MISCELLANEOUS...........................................................................................44
         8.1      Entire Agreement...............................................................................44
         8.2      No Assignment..................................................................................44
         8.3      Notices........................................................................................45
         8.4      Alternative Structure..........................................................................45
         8.5      Interpretation.................................................................................45
         8.6      Counterparts...................................................................................46
         8.7      Governing Law..................................................................................46
         8.8      Severability...................................................................................46
         8.9      Standard of Materiality........................................................................46

                                     -iii-

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                          AGREEMENT AND PLAN OF MERGER

         WHEREAS, the Boards of Directors of Buyer and Seller (all terms as defined in Article I hereof) have determined to consummate certain business combination transactions subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of such inducements and of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

         "Agreement" shall mean this Agreement and Plan of Merger dated as of April 2001 between Buyer and Seller.

         "Bank Merger" shall mean the contemplated merger of Seller Bank into Buyer Bank, with Buyer Bank surviving.

         "Buyer" shall mean Advance Financial Bancorp, a Delaware corporation.

         "Buyer Bank" shall mean Advance Financial Savings Bank, a Federal-chartered stock savings bank and wholly owned subsidiary of Buyer.

         "Buyer Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Buyer as of June 30, 2000 and 1999 and the consolidated income statements and statements of changes in equity and cash flows (including related notes and schedules, if any) of Buyer for each of the three years ended June 30, 2000, 1999 and 1998, as filed by Buyer in its Securities Documents, and (ii) the consolidated balance sheets (including related notes and schedules, if any) of Buyer and the consolidated income statements and statements of changes in equity and cash flows (including related notes and schedules, if any) of Buyer included in Securities Documents filed by Buyer with respect to the periods ended subsequent to June 30, 2000.

         "Cause" shall mean termination because of the employee's personal dishonesty in the conduct of his duties, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

         "Certificate" shall mean any certificate which prior to the Effective Time represented shares of Seller Common Stock.


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         "Certificate of Merger" shall mean the certificate of merger to be filed with the Ohio Secretary of State with respect to the Corporate Merger and the Company Merger and with the Delaware Secretary of State with respect to the Company Merger.

         "Closing" shall mean the closing of the Corporate Merger at a time and place reasonably selected by Buyer following the satisfaction or waiver of all conditions to the Corporate Merger.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company Merger" shall mean the contemplated Merger of the Surviving Corporation into Buyer, with Buyer surviving.

         "Corporate Merger" shall mean the merger of Merger Sub into Seller, with Seller surviving.

         "CRA" shall mean the Community Reinvestment Act.

         "Department" shall mean the Ohio Department of Commerce, Division of Financial Institutions.

         "Dissenting Shares" shall mean any shares of Seller Common Stock whose holder becomes entitled to the payment of the fair value of such shares under the OGCL.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Time" shall mean the time of the filing of the Certificate of Merger for the Corporate Merger , or such later time as may be specified in the Certificate of Merger.

         "Environmental Claim" shall mean any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

         "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, ET SEQ; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, ET SEQ; the Clean Air Act, as

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amended, 42 U.S.C. Section 7401, ET SEQ; the Federal Water Pollution Control
Act, as amended, 33 U.S.C. Section 1251, ET SEQ; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, ET SEQ; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101, ET SEQ; the Safe Drinking Water Act, 42 U.S.C. Section 300f, ET SEQ; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall mean an exchange agent designated by Buyer, who shall be reasonably acceptable to Seller.

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

         "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

         "FHLB" shall mean the Federal Home Loan Bank of Pittsburgh for the Buyer Bank and the Federal Home Loan Bank of Cincinnati for the Seller Bank.

         "GAAP" shall mean generally accepted accounting principles.

         "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

         "include" shall mean "include without limitation."

         "Insider Loans" shall mean loans from Seller or any Seller Subsidiary to any executive officer or director of Seller, any Seller Subsidiary or any associate or related interest of any such person.

         "IRS" shall mean the Internal Revenue Service or any successor thereto.

         "Material Adverse Effect" shall mean, with respect to any Party, any effect that is material and adverse to the financial condition, results of operations or business of that Party and its Subsidiaries taken as whole, or that materially impairs the ability of any Party to consummate the Merger, provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in GAAP that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the



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transactions contemplated hereby, (d) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby, or
(e) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

         "Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         "Merger" shall mean the Corporate Merger, the other transactions contemplated by this Agreement, the Company Merger and the Bank Merger.

         "Merger Consideration" shall mean $16.00 in cash without interest for each share of Seller Common Stock.

         "Merger Sub" shall mean an Ohio corporation to be organized as a subsidiary of Buyer.

         "Merger Sub Common Stock" shall mean the common stock of Merger Sub.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "OGCL" shall mean the Ohio General Corporation Law, as amended.

         "Parties" shall mean Buyer and Seller.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Previously Disclosed" shall mean disclosed in a disclosure schedule delivered on or prior to the date hereof by the disclosing Party to the other Party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

         "Proxy Statement" shall mean the proxy statement to be delivered to shareholders of Seller in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

         "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

         "SAIF" shall mean the Savings Association Insurance Fund administered by the FDIC or any successor thereto.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.



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         "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

         "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Seller" shall mean Ohio State Financial Services, Inc., an Ohio corporation.

         "Seller Bank" shall mean Bridgeport Savings and Loan Association, an Ohio-chartered savings and loan association and wholly owned subsidiary of Seller.

         "Seller Common Stock" shall mean the common stock, no par value per share, of Seller.

         "Seller Defined Benefit Plan" shall mean any Seller Employee Plan constituting an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

         "Seller Employee Plans" shall mean all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Seller, or any Seller Subsidiary, whether written or oral.

         "Seller ESOP" shall mean the employee stock ownership plan of Seller, as in effect as of the date hereof.

         "Seller Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of Seller as of December 31, 2000 and 1999 and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of Seller for each of the three years ended December 31, 2000, 1999 and 1998 as filed by Seller in its Securities Documents, and (ii) the consolidated statements of financial condition of Seller (including related notes and schedules, if any) and the consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) of Seller included in the Securities Documents filed by Seller with respect to the periods ended subsequent to December 31, 2000.

         "Seller Options" shall mean options to purchase shares of Seller Common Stock issued pursuant to Seller's Stock Option Plan.

         "Seller Restricted Stock" shall mean Seller Common Stock subject to restrictions pursuant to Seller's Recognition and Retention Plan.

         "SLHCA" shall mean the Savings and Loan Holding Company Act.



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         "Subsidiary" and "Significant Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

         "Surviving Corporation" shall mean Seller after the Corporate Merger.

         "Surviving Corporation Common Stock" shall mean the shares of common stock of the Surviving Corporation.

                                   ARTICLE II
                                   THE MERGER

2.1      THE CORPORATE MERGER AND SUBSEQUENT EVENTS

         (a) Subject to the terms and conditions of this Agreement, at the effective Time, Merger Sub shall be merged into Seller in accordance with the provisions of Section 1701.78 of the OGCL and the separate corporate existence of Merger Sub shall cease. Seller shall be the Surviving Corporation of the Corporate Merger, and shall continue its corporate existence under the laws of the State of Ohio. The name of the Surviving Corporation shall be as stated in the Articles of Incorporation of Seller immediately prior to the Effective Time. Immediately following the Corporate Merger, (i) the Surviving Corporation shall merge into Buyer, with Buyer surviving and (ii) the Seller Bank shall merge with Buyer Bank, with Buyer Bank surviving.

         (b) The Articles of Incorporation and Code of Regulations of Seller as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

         (c) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

2.2      EFFECTIVE TIME; CLOSING

         The Corporate Merger shall become effective at the Effective Time. The Certificate of Merger shall be filed as soon after the Closing as is practicable.

2.3      TREATMENT OF CAPITAL STOCK

         Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Corporate Merger and without any action on the part of any shareholder:

         (a) each outstanding share of Merger Sub Common Stock shall automatically convert into a share of Surviving Corporation Common Stock;



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         (b) each share of Buyer's common stock shall continue unchanged as the same share of Buyer's common stock; and

         (c) each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Corporate Merger and without any action of any kind by any person or entity, be converted into the right to receive the Merger Consideration; provided, however, that each share of Seller Common Stock which is owned beneficially or of record by Seller (including treasury shares) or Buyer or any of their respective Subsidiaries (other than shares held in a fiduciary capacity for the benefit of third parties or as a result of debts previously contracted) shall be canceled and retired without consideration or conversion.

2.4      SHAREHOLDER RIGHTS; STOCK TRANSFERS

         At the Effective Time, holders of Seller Common Stock shall cease to be and shall have no rights as shareholders of Seller, other than to receive the Merger Consideration for each share of Seller Common Stock held. After the Effective Time, there shall be no transfers on the stock transfer books of Seller or the Surviving Corporation of shares of Seller Common Stock and if Certificates are presented for transfer after the Effective Time, they shall be delivered to Buyer or the Exchange Agent for cancellation against delivery of the Merger Consideration. No interest shall be paid on the Merger Consideration.

2.5      OPTIONS AND RESTRICTED STOCK

         At the Effective Time, each outstanding Seller Option granted to an eligible individual (an "Optionee") under the Seller's Stock Option Plan shall be converted into a right to receive the Merger Consideration less the applicable option exercise price per share, less applicable federal and state tax withholding obligations of the Optionee.

         At the Effective Time, each holder of an unvested share of Seller Restricted Stock under the Seller's Recognition and Retention Plan shall be entitled to receive an amount of compensation equal to the Merger Consideration for each such share of Seller Restricted Stock subject to applicable federal and state tax withholding obligations of the Seller together with accumulated but undistributed dividends on such Seller Restricted Stock. In addition, any cash held by the Seller's Recognition and Retention Plan after the Effective Time that has been expensed or accrued not attributable to a grantee shall be distributed to all current grantees in proportion to their awards as determined by the Seller's committee subject to applicable federal and state withholding obligations of Seller.

2.6      EXCHANGE PROCEDURES

         (a) No later than five (5) business days following the Effective Time, Buyer shall cause the Exchange Agent to mail or make available to each holder of record of any Certificate a notice and letter of transmittal disclosing the effectiveness of the Corporate Merger and the procedure for exchanging Certificates for the Merger Consideration. Such letter of transmittal



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shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates to the Exchange Agent.

         (b) At the Effective Time, Buyer shall deliver to the Exchange Agent an amount of cash equal to the aggregate Merger Consideration.

         (c) Each holder of any outstanding Certificate (other than holders of Dissenting Shares) who surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Merger Consideration for each share represented by such Certificate. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange in accordance with normal exchange practices. Each outstanding Certificate which is not surrendered to the Exchange Agent shall, except as otherwise herein provided, evidence ownership of only the right to receive the Merger Consideration for each share represented by such Certificate.

         (d) The Exchange Agent shall not be obligated to deliver the Merger Consideration until the holder surrenders a Certificate as provided in this
Section 2.6, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Exchange Agent. If any check is to be issued in a name other than that in which the Certificate is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a check in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (e) Any portion of the cash delivered to the Exchange Agent by Buyer pursuant to Section 2.6(b) that remains unclaimed by the shareholders of Seller for six months after the Closing Date shall be delivered by the Exchange Agent to Buyer. Any shareholders of Seller who have not theretofore complied with
Section 2.6(c) shall thereafter look only to Buyer for the Merger Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of Seller Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of Seller Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         (f) Buyer shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any holder of Certificates, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

2.7      DISSENTING SHARES

         (a) Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the OGCL; provided, however, that if, in accordance with the OGCL, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the OGCL.

         (b) Seller shall give Buyer (i) prompt notice of any written objections to the Corporate Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the OGCL received by Seller and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the OGCL. Seller shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

2.8      ADDITIONAL ACTIONS

         If, at any time after the Effective Time, Buyer shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Seller acquired or to be acquired by Buyer as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Seller and its proper officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in Buyer and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Buyer are fully authorized in the name of Seller or otherwise to take any and all such action.

         The authorized capital stock of Seller consists of 3,000,000 shares of Seller Common Stock. As of the date hereof, 495,398 shares of Seller Common Stock are outstanding (including 15,578 shares of Seller Restricted Stock held by Seller's Recognition and Retention Plan), and



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

138,770 shares of Seller Common Stock are held in treasury. All outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Seller Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except for (i) Seller Options to acquire not more than 60,555 shares of Seller Common Stock as of the date hereof, a schedule of which has been Previously Disclosed, and (ii) 8,768 unvested shares of Seller Restricted Stock as of the date hereof, a schedule of which has been Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of Seller as of the date hereof.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows, except as Previously Disclosed:

3.1      CAPITAL STRUCTURE

         The authorized capital stock of Seller consists of 3,000,000 shares of Seller Common Stock. As of the date hereof, 495,398 shares of Seller Common Stock are outstanding (including 15,578 shares of Seller Restricted Stock held by Seller's Recognition and Retention Plan), and 138,770 shares of Seller Common Stock are held in treasury. All outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Seller Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except for (i) Seller Options to acquire not more than 60,555 shares of Seller Common Stock as of the date hereof, a schedule of which has been Previously Disclosed, and (ii) 8,768 unvested shares of Seller Restricted Stock as of the date hereof, a schedule of which has been Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of Seller as of the date hereof.

3.2      ORGANIZATION, STANDING AND AUTHORITY OF SELLER

         Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Seller is a savings and loan holding company under the SLHCA and subject to the regulation and supervision by the OTS and the Department. Seller has heretofore delivered to Buyer true and complete copies of the Articles of Incorporation and Code of Regulations of Seller as in effect as of the date hereof.

3.3     OWNERSHIP OF SELLER SUBSIDIARIES

         Seller has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Seller Subsidiary and identified Seller Bank as its only Significant Subsidiary. Except for (x) capital stock of Seller Subsidiaries, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (z) securities and other interests which are Previously Disclosed, Seller does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, other than investment securities representing not more than 5% of any entity. The outstanding shares of capital stock or other ownership interests of each Seller Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are directly owned by Seller free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of Seller Subsidiaries and there are no agreements, understandings or commitments relating to the right of Seller to vote or to dispose of such capital stock or other ownership interests.

3.4      ORGANIZATION, STANDING AND AUTHORITY OF SELLER SUBSIDIARIES

         The Seller Subsidiary is a savings association, corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and the Seller Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The deposit accounts of Seller Bank are insured by the SAIF to the maximum extent permitted by the FDIA and Seller Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. Seller has heretofore delivered to Buyer true and complete copies of the Articles of Incorporation, as amended and restated, and Constitution of Seller Bank as in effect as of the date hereof.

3.5      AUTHORIZED AND EFFECTIVE AGREEMENT

         (a) Seller has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of Seller's shareholders of this Agreement and subject to the amendment of the Amended Articles of Incorporation of Seller Bank with respect to acquisitions of more than 10% of the outstanding shares of Seller Bank) to perform all of its respective obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been deemed advisable by the Board and duly authorized and approved by all necessary corporate action in respect thereof on the part of Seller, except for the approval of this Agreement by Seller's shareholders. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 USC 1818(6) or by the appointment of a conservator by the FDIC.

         (b) Neither the execution and delivery of this Agreement nor completion of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof and subject to the amendment of the Amended Articles of Incorporation of Seller Bank with respect to acquisitions of more than 10% of the outstanding shares of Seller Bank (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Code of Regulations of Seller or the equivalent documents of any Seller Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Seller or any Seller Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any Seller Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violates any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any Seller Subsidiary.

         (c) To the best knowledge of Seller and subject to the amendment of the Amended Articles of Incorporation of Seller Bank with respect to acquisitions of more than 10% of the outstanding shares of Seller Bank, except for (i) the filing of applications and notices with and the approvals of the OTS and the FDIC, (ii) the filing of applications with the Department and the approvals of the Department, (iii) the filing and clearance of the Proxy Statement relating to the meeting of shareholders of Seller to be held pursuant to Section 5.2 hereof with the SEC, (iv) the approval of this Agreement and the transactions contemplated hereby by the requisite vote of the shareholders of Seller, (v) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio in connection with the Corporate Merger and the Company Merger, (vi) the filing of Articles of Combination with the OTS and Certificate of Merger with the Secretary of State of Ohio in connection with the Bank Merger (vii) the filing of Certificate of Merger with the Secretary of the State of Delaware in connection with the Company Merger, and (viii) review of the Merger by the DOJ under federal antitrust laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Seller or Seller Bank in connection with (x) the execution and delivery by Seller of this Agreement and the completion of the transactions contemplated hereby, or (y) the Merger.

         (d) Except as Previously Disclosed, as of the date hereof, neither Seller nor Seller Bank is aware of any reasons relating to Seller or Seller Bank (including CRA compliance) why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the Merger as shall be necessary for the completion of the Merger and the continuation by Buyer after the Effective Time of the business of each of Seller and Seller Bank, respectively, as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which could materially impair the value of Seller or Seller Bank to Buyer.

3.6      SECURITIES DOCUMENTS AND REGULATORY REPORTS

         (a) Since September 26, 1997, Seller has timely filed with the SEC and the NASD all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Since September 26, 1997, each of Seller and Seller Bank has duly filed with the OTS and the Department and any other applicable federal or state banking authority, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Seller and Seller Bank by the OTS, FDIC, and the Department, neither Seller nor Seller Bank was required to correct or change any action, procedure or proceeding which Seller or Seller Bank believes has not been corrected or changed as required.

         (b) Each of the Seller Financial Statements referred to in Section 3.7(a) has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of Seller have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of Seller and the Seller Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities and affairs of Seller and its Subsidiaries.

         (c) Except and to the extent (i) reflected, disclosed or provided for in the Seller Financial Statements, (ii) of liabilities since incurred in the ordinary course of business and (iii) of liabilities incurred in connection with completion of the transactions contemplated by this Agreement, neither Seller nor any Seller Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise.

3.7      FINANCIAL STATEMENTS

         (a) Seller has previously delivered or made available to Buyer accurate and complete copies of the Seller Financial Statements, which are accompanied by the audit reports of S.R. Snodgrass, A.C., independent certified public accountants with respect to Seller. The Seller Financial Statements, as well as the Seller Financial Statements to be delivered pursuant to Section 5.8 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of Seller as of the respective dates set forth therein, and the consolidated income, changes in shareholders' equity and cash flows of Seller for the respective periods or as of the respective dates set forth therein.

         (b) Each of the Seller Financial Statements referred to in Section 3.7(a) has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of Seller have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of Seller and the Seller Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities and affairs of Seller and its Subsidiaries.

         (c) Except and to the extent (i) reflected, disclosed or provided for in the Seller Financial Statements, (ii) of liabilities since incurred in the ordinary course of business and (iii) of liabilities incurred in connection with completion of the transactions contemplated by this Agreement, neither Seller nor any Seller Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise.

3.8      MATERIAL ADVERSE CHANGE

         Since December 31, 2000 or as Previously Disclosed, (i) Seller and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Seller.

3.9      ENVIRONMENTAL MATTERS

         (a) Seller and its Subsidiaries are in compliance with all Environmental Laws. Neither Seller nor any Seller Subsidiary has received any communication alleging that Seller or any Seller Subsidiary is not in such compliance and, to the best knowledge of Seller, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         (b) None of the properties owned, leased or operated by Seller or a Seller Subsidiary has been or is in violation of or liable under any Environmental Law.

         (c) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Seller or a Seller Subsidiary or against any person or entity whose liability for any Environmental Claim Seller or a Seller Subsidiary has or may have retained or assumed either contractually or by operation of law.

         (d) Except in the ordinary course of its loan underwriting activities, and except as Previously Disclosed, Seller has not conducted any environmental studies during the past five years with respect to any properties owned by it or a Seller Subsidiary as of the date hereof.

3.10     TAX MATTERS

         (a) Seller and its Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time. Neither Seller nor any Seller Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

         (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by Seller and its Subsidiaries are complete and accurate in all material respects. Neither Seller nor any Seller Subsidiary is delinquent in the payment of any tax, assessment or governmental charge or has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof. The federal, state and local income tax returns of Seller and its Subsidiaries have been audited by the applicable tax authorities for all periods ended through 1997 (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Seller or any Subsidiary as a result of such audits or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to Seller or any Subsidiary to extend the period of limitations for the assessment or collection of any tax. Except as previously disclosed in Schedule 3.10(b), as of the date hereof, no audit, examination or deficiency or refund litigation with respect to any such return is pending or, to the best of Seller's knowledge, threatened.

         (c) Neither Seller nor any Seller Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes other than the agreement between Seller and Seller Bank Previously Disclosed, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or any Subsidiary (nor does Seller have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.11     LEGAL PROCEEDINGS

         Except as Previously Disclosed in Schedule 3.11, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Seller, that are unasserted or threatened against Seller or any of its Subsidiaries or against any asset, interest or right of Seller or any of its Subsidiaries, or against any officer, director or employee of any of them. Neither Seller nor any Seller Subsidiary is a party to any order, judgment or decree that would have a Material Adverse Effect.

3.12     COMPLIANCE WITH LAWS

         (a) Each of Seller and the Seller Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and will not be adversely affected by virtue of the completion of the Merger; and to the best knowledge of Seller, no suspension or cancellation of any of the same is threatened.

         (b) Except as Previously Disclosed, neither Seller nor any Seller Subsidiary is in violation of its respective Articles of Incorporation, Constitution or Code of Regulations, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including all banking (including all regulatory capital requirements), truth-in-lending, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity; and neither Seller nor any Seller Subsidiary has received any notice or communication from any Governmental Entity asserting that Seller or any Seller Subsidiary is in violation of any of the foregoing. Neither Seller nor any Seller Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to savings banks or holding companies thereof issued by Governmental Entities), and neither of them has received any written communication requesting that it enter into any of the foregoing.

3.13     CERTAIN INFORMATION

         None of the information relating to Seller and its Subsidiaries supplied or to be supplied by them for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

3.14     EMPLOYEE BENEFIT PLANS

         (a) Seller has Previously Disclosed all Seller Employee Plans and has heretofore delivered to Buyer accurate and complete copies of each (including amendments and agreements relating thereto) together with, in the case of tax-qualified plans, (i) the most recent actuarial and financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

         (b) None of Seller, any Seller Subsidiary, any Seller Defined Benefit Plan or, to the best of Seller's knowledge, any fiduciary of a Seller Defined Benefit Plan, has incurred any material liability to the PBGC or the IRS with respect to any Seller Defined Benefit Plan. To the best of Seller's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any Seller Defined Benefit Plan.

         (c) Neither Seller nor any Seller Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

         (d) A favorable determination letter has been issued by the IRS with respect to each Seller Defined Benefit Plan or Seller Employee Plans, including Seller ESOP, which is intended to qualify under Section 401 of the Code to the effect that such Seller Defined Benefit Plan and Seller Employee Plans, including Seller ESOP, is qualified under Section 401 of the Code, and the trust associated with such Seller Defined Benefit Plan and Seller Employee Plans, including Seller ESOP, is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of Seller's knowledge, is threatened to be revoked, and Seller does not know of any ground on which such revocation may be based. Neither Seller nor any Seller Subsidiary has any liability under any such Seller Defined Benefit Plan and Seller Employee Plans, including Seller ESOP, that is not reflected in the Seller Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

         (e) No transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code or pursuant to a class or administrative exemption granted under those sections) has occurred with respect to any Seller Employee Plan which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on Seller.

         (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Seller Employee Plan or ERISA; except as disclosed in the Seller Financial Statements, no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Seller Defined Benefit Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Seller Defined Benefit Plan.

         (g) The Seller Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations. All contributions required to be made to Seller Employee Plans at the date hereof have been made, and all contributions required to be made to Seller Employee Plans as of the Effective Time will have been made as of such date.

         (h) There are no pending or, to the best knowledge of Seller, threatened claims (other than routine claims for benefits) by, on behalf of or against any of Seller Employee Plans or any trust related thereto or any fiduciary thereof.

         (i) Neither Seller nor any Seller Subsidiary has made any payments, or is or has been a party to any agreement or any Seller Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments, that (i) are not or will not be deductible because of Sections 162(m) or 280G of the Code or (ii) require Buyer or any Buyer Subsidiary to record any charge or expense therefor (or any tax gross-up payments) for financial reporting purposes on a post-acquisition basis.

3.15     CERTAIN CONTRACTS

         (a) Except as Previously Disclosed, neither Seller nor any Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument, relating to the borrowing of money by Seller or a Subsidiary (other than in the case of Seller Bank deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Seller or a Subsidiary of any obligation, other than by Seller Bank in the ordinary course of its banking business, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of Seller or a Subsidiary, (iii) any agreement, arrangement or understanding (other than as set forth in this Agreement) pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or a Subsidiary upon execution of this Agreement or upon or following completion of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding pursuant to which Seller or a Subsidiary is obligated to indemnify any director, officer, employee or agent of Seller or a Subsidiary, other than as set forth in Seller Employee Plans and in the Articles of Incorporation, Code of Regulations or other governing documents of Seller and its Subsidiaries; (v) any agreement, arrangement or understanding to which Seller or a Subsidiary is a party or by which any of the same is bound which limits the freedom of Seller or a Subsidiary to compete in any line of business or with any person; (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC, the Department, or any other regulatory agency; or (vii) any agreement, arrangement or understanding which would be required to be filed as an exhibit to Seller's Annual Report on Form 10-KSB under the Exchange Act and which has not been so filed.

         (b) Neither Seller nor any Seller Subsidiary is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.16     BROKERS AND FINDERS

         Except for a Previously Disclosed agreement with Keefe, Bruyette & Woods, Inc. ("KBW") neither Seller nor any Seller Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

3.17     INSURANCE

         Each of Seller and its Subsidiaries is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations. The Seller has Previously Disclosed copies of Seller's insurance policies to the Buyer.

3.18     PROPERTIES

         All real and personal property owned by Seller or its Subsidiaries or presently used by any of them in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and its Subsidiaries in the ordinary course of business consistent with their past practices. Seller has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of its properties and assets, real and personal, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are de minimis in character, amount or extent and (iv) as reflected in the Seller Financial Statements. All real and personal property which is material to Seller's business on a consolidated basis and leased or licensed by Seller or a Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time. All improved real property owned by Seller or its Subsidiaries is in compliance with all applicable zoning laws.

3.19     LABOR

         No work stoppage involving Seller or a Subsidiary is pending or, to the best knowledge of Seller, threatened. Neither Seller nor a Subsidiary is involved in or, to the best knowledge of Seller, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of Seller or a Subsidiary. Employees of Seller and Seller Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of Seller's knowledge, there have been no efforts to unionize or organize any employees of Seller or any Seller Subsidiaries during the past five years.

3.20     ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses reflected on Seller's consolidated statement of financial condition included in the Seller Financial Statements is, and will be in the case of subsequently delivered Seller Financial Statements, in the opinion of Seller's management, adequate in all material respects as of their respective dates under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries. The real estate owned reflected in the Seller Financial Statements is, and will be in the case of subsequently delivered

Seller Financial Statements, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.

3.21     MATERIAL INTERESTS OF CERTAIN PERSONS

         (a) No officer or director of Seller, any Seller Subsidiary or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such person has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or any Subsidiary of Seller.

         (b) There are no Insider Loans as of the date hereof, except for those disclosed in Schedule 3.21(b).

3.22     FAIRNESS OPINION

         Seller has received an opinion from KBW to the effect that, as of the date hereof, the Merger Consideration to be received by shareholders of Seller pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

3.23     DISCLOSURES

         None of the representations and warranties of Seller or any of the written information or documents furnished or to be furnished by Seller to Buyer in connection with or pursuant to this Agreement or the completion of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

3.24     NO UNDISCLOSED LIABILITIES

         Except as Previously Disclosed, Seller and its Subsidiaries do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller or its Subsidiaries giving rise to any such liability) required in accordance with generally accepted accounting principles to be reflected in an audited consolidated balance sheet of Seller, except and to the extent (i) reflected, disclosed or provided for in the Seller Financial Statements, (ii) of liabilities since incurred in the ordinary course of business and (iii) of liabilities incurred in connection with completion of the transactions contemplated by this Agreement.

3.25     LOAN PORTFOLIO

                  (i) All loans and discounts shown on the Seller Financial Statements or which were entered into after the date of the most recent balance sheet included in the Seller Financial

Statements were and shall be made for good, valuable and adequate consideration in the ordinary course of the business of Seller and its Subsidiaries, in accordance with sound banking practices, and are not subject to any known defenses, set-offs or counter-claims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, solvency or similar laws or by general principles of equity, (ii) the notes or other evidence of indebtedness evidencing such loans in all forms of pledges, mortgages and other collateral documents and security agreements are and shall be in force, valid, true and genuine and what they purport to be, and (iii) except as Previously Disclosed, Seller and its Subsidiaries have complied and shall prior to the Effective Time comply with all laws and regulations relating to such loans.

3.26     INVESTMENT PORTFOLIO

         All investment securities held by Seller or its Subsidiaries, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including but not limited to, FAS 115.

3.27     INTEREST RATE RISK MANAGEMENT INSTRUMENTS

         Seller has Previously Disclosed all interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or agreements, whether entered into for the account of Seller or its Subsidiaries or for the account of a customer of Seller or one of its Subsidiaries. All such arrangements and agreements were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies and with counter parties believed to be financially responsible at the time and are legal, valid and binding obligations of Seller or one of its Subsidiaries in force in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws effecting the enforceability of creditors rights generally from time to time and effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. Seller and its Subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued; and, to Seller's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.28     INTERIM EVENTS

         Since December 31, 2000, except as Previously Disclosed, neither Seller nor its Subsidiaries have paid or declared any dividend or made any other distribution to shareholders or taken any action which if taken after the date hereof would require the prior written consent of Buyer pursuant to Section 5.6 hereof.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows, except as Previously Disclosed:

4.1      ORGANIZATION, STANDING AND AUTHORITY OF BUYER

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Buyer is a savings and loan holding company under the SLHCA and subject to the regulations of the OTS. Buyer has heretofore delivered to Seller true and complete copies of the Articles of Incorporation and Bylaws of Buyer as in effect as of the date hereof.

4.2      OWNERSHIP OF BUYER SUBSIDIARIES

         Buyer has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Buyer Subsidiary and identified Buyer Bank as its only Significant Subsidiary. The outstanding shares of capital stock or other ownership interests of each Buyer Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are directly owned by Buyer free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of Buyer Subsidiaries and there are no agreements, understandings or commitments relating to the right of Buyer to vote or to dispose of such capital stock or other ownership interests.

4.3      ORGANIZATION, STANDING AND AUTHORITY OF BUYER SUBSIDIARIES

         The Buyer Subsidiary is a savings bank, corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and the Buyer Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The deposit accounts of Buyer Bank are insured by the FDIC to the maximum extent permitted by the FDIA and Buyer Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. Buyer has heretofore delivered to Seller true and complete copies of the Charter and Bylaws of Buyer Bank as in effect as of the date hereof.

4.4      AUTHORIZED AND EFFECTIVE AGREEMENT

         (a) Buyer has all requisite power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its respective obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been deemed advisable by the Boards of Directors of Buyer and Buyer Bank and duly authorized and approved by all necessary corporate action in respect thereof on the part of Buyer and Buyer Bank.. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) Neither the execution and delivery of this Agreement nor completion of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Buyer or the equivalent documents of any Buyer Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Buyer or any Buyer Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any Buyer Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violates any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any Buyer Subsidiary.

         (c) To the best knowledge of Buyer, except for (i) the filing of applications and notices with and the approvals of the OTS and the FDIC, (ii) the filing of applications with the Department and the approvals of the Department, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio in connection with the Corporate Merger and the Company Merger, (iv) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Company Merger, (v) the filing of Articles of Combination with the OTS and Certificate of Merger with the Secretary of State of Ohio in connection with the Bank Merger, and (vi) review of the Merger by the DOJ under federal antitrust laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Buyer, Merger Sub or Buyer Bank in connection with (x) the execution and delivery by Buyer of this Agreement, and the completion of the transactions contemplated hereby, or (y) the Merger. Buyer as sole shareholder of Buyer Bank has taken all necessary shareholder action to approve the Bank Merger.

         (d) As of the date hereof, neither Buyer nor Buyer Bank is aware of any reasons relating to Buyer or Buyer Bank (including CRA compliance) why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the Merger as shall be necessary for completion of the Merger and continuation by Buyer after the Effective Time of the business of each of Seller and Seller Bank, respectively, as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which could impair the value of Seller or Seller Bank to Buyer.

4.5      SECURITIES DOCUMENTS AND REGULATORY REPORTS

         (a) Since January 1, 1998, Buyer has timely filed with the SEC and the NASD all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Each of Buyer and Buyer Bank has since January 1, 1998, duly filed with the OTS, FDIC and any other applicable federal banking authority, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Buyer and Buyer Bank by the OTS and FDIC, neither Buyer nor Buyer Bank was required to correct or change any action, procedure or proceeding which Buyer or Buyer Bank believes has not been corrected or changed as required.

4.6      FINANCIAL STATEMENTS

         (a) Buyer has previously delivered or made available to Seller accurate and complete copies of the Buyer Financial Statements, which are accompanied by the audit reports of S.R. Snodgrass, A.C., independent certified public accountants with respect to Buyer. The Buyer Financial Statements fairly present and will fairly present, as the case may be, the consolidated financial condition of Buyer as of the respective dates set forth therein, and the consolidated income, changes in equity and cash flows of Buyer for the respective periods or as of the respective dates set forth therein.

         (b) Each of the Buyer Financial Statements referred to in Section 4.6(a) has been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of Buyer have been conducted in accordance with generally accepted auditing standards. The books and records of Buyer and the Buyer Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and all such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities and affairs of Buyer and its Subsidiaries.

         (c) Except to the extent (i) reflected, disclosed or provided for in the Buyer Financial Statements, (ii) of liabilities since incurred in the ordinary course of business and (iii) of liabilities incurred in connection with completion of the transaction contemplated by this Agreement, neither Buyer nor any Buyer Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise.

4.7      MATERIAL ADVERSE CHANGE

         Since December 31, 2000, (i) Buyer and its Subsidiary have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

4.8      LEGAL PROCEEDING

         There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Buyer, that are unasserted or threatened against Buyer or of its Subsidiary or against any asset, interest or right of Buyer or of its Subsidiary, or against any officer, director or employee of any of them. Neither Buyer nor any Buyer Subsidiary is a party to any order, judgment or decree.

4.9      CERTAIN INFORMATION

         None of the information relating to Buyer and its Subsidiary supplied or to be supplied by them for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.10     BROKERS AND FINDERS

         Neither Buyer nor any Buyer Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.11     DISCLOSURES

         None of the representations and warranties of Buyer or any of the written information or documents furnished or to be furnished by Buyer to Seller in connection with or pursuant to this Agreement or the completion of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

4.12     FINANCIAL RESOURCES

         Buyer has the financial wherewithal and has, or will have prior to the Effective Time, sufficient internal funds to perform its obligations under this Agreement. Buyer and Buyer Bank are, and will be immediately following the Merger, in material compliance with all applicable capital, debt and financial and non-financial regulations of state and federal banking agencies having jurisdiction over them.

4.13     STATE TAKEOVER STATUTES

         Neither Buyer nor any Buyer Subsidiary beneficially own any Seller common stock. Neither Buyer nor any Buyer Subsidiary is now, and has not been during the three years prior to the date of this Agreement, an "interested shareholder" of Seller within the meaning of OGCL Section 1704.01(c)(8).

                                    ARTICLE V
                                    COVENANTS

5.1      REASONABLE BEST EFFORTS

         Subject to the terms and conditions of this Agreement, each of Seller and Buyer (i) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the Merger as promptly as reasonably practicable, and (ii) shall cooperate fully with each other to that end. If necessary to complete Bank Merger, Seller shall cause Seller Bank to amend its Articles of Incorporation and/or Constitution to facilitate the completion of the Bank Merger.

5.2      SHAREHOLDER MEETING

         Seller shall take all action necessary to file the Proxy Statement within 45 days of the date of this Agreement and to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of Seller will recommend that the shareholders of Seller approve this Agreement and the transactions contemplated hereby, provided that the Board of Directors of Seller may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

5.3      REGULATORY MATTERS

         (a) The parties hereto shall promptly cooperate with each other in the preparation and filing of the Proxy Statement relating to the meeting of shareholders of Seller to be held pursuant to Section 5.2 of this Agreement. Each of Buyer and Seller shall use its reasonable best efforts to have the Proxy Statement approved for mailing in definitive form as promptly as practicable and thereafter Seller shall promptly mail to its shareholders the Proxy Statement.

         (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file within 45 days after the date hereof or as soon thereafter as is reasonably practicable, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement. Buyer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The parties hereto agree that they will use their reasonable best efforts to cause the Closing Date to occur by September 30, 2001.

         (c) Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors and officers, the shareholders of Seller and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Buyer Bank, Merger Sub, Seller or Seller Bank to any Governmental Entity in connection with the transactions contemplated hereby.

         (d) Buyer and Seller shall promptly furnish each other with copies of written communications received by Buyer or Seller, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

5.4      INVESTIGATION AND CONFIDENTIALITY

         (a) The Seller shall permit the Buyer and its representatives reasonable access to its properties and personnel, and shall disclose and make available to the Buyer, upon the Buyer's reasonable request, all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Seller and Seller Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the Buyer may have a reasonable interest, provided that such access and any such reasonable request shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of the Seller providing such access, not unduly interfere with normal operations. The Seller and its Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the Buyer and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations. Representatives of Buyer or Buyer Bank shall be given notice of and shall be entitled to attend meetings of the Boards of Directors of Seller and Seller Bank after the date hereof, provided, that the Chairman of such meetings shall be entitled to exclude such representatives of Buyer or Buyer Bank from discussions at such meetings, if the Board of Directors determines, consistent with the exercise of its fiduciary duties, that it is in the best interests of Seller and its shareholders to exclude such representatives.

         (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until completion of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall either destroy or return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

5.5      PRESS RELEASES

         Buyer and Seller agree they will not issue any press release related to this Agreement or the transactions contemplated hereby, without first consulting with the other party as to the form and substance of public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation.

5.6      BUSINESS OF THE PARTIES

         (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Seller and its Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practice. During such period, Seller also will use all reasonable efforts to (x) preserve its business organization and that of Seller Bank intact, (y) keep available to itself and Buyer the present services of the employees of Seller and Seller Bank and (z) preserve for itself and Buyer the goodwill of the customers of Seller and Seller Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, or as expressly contemplated hereby, between the date hereof and the Effective Time, Seller shall not, and shall cause each Seller Subsidiary not to:

                  (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Seller Common Stock except for one regular quarterly cash dividend at a rate per share of Seller Common Stock not in excess of $0.07 per share to be paid on or about May 15, 2001; provided, however, that nothing contained herein shall be deemed to affect the ability of a Subsidiary to pay dividends on its capital stock to Seller;

                  (ii) issue any shares of its capital stock other than upon exercise of Seller Options referred to in Section 3.1 hereof; issue, grant, modify or authorize any Rights; purchase any shares of Seller Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

                  (iii) amend its Articles of Incorporation, Code of Regulations, Constitution or similar organizational documents, unless such amendment shall be necessary to complete the Corporate Merger, Company Merger, or Bank Merger; impose, or suffer the imposition, on any share of stock or other ownership interest held by Seller in a Subsidiary of any lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

                  (iv) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except as may be required by law;

                  (v) enter into or, except as may be required by law and for amendments contemplated by Section 5.10 hereof, modify any Seller Employee Plan or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any Seller Defined Benefit Plan, Seller 401(k) Plan or the Seller ESOP (other than as required by law or regulation or in a manner and amount consistent with past practices or as required by the Plan documents);

                  (vi) originate or purchase any loan in excess of $250,000 with respect to loans secured by one- to four-family properties and in excess of $300,000 with respect to loans secured by commercial properties;

                  (vii) enter into (w) any transaction, agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by Seller or a Subsidiary or guarantee by Seller or any Seller Subsidiary of any such obligation, except in the case of Seller Bank for deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement or commitment, provided that Seller and Seller Bank may employ an employee in the ordinary course of business if the employment of such employee is terminable by Seller or Seller Bank at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

                  (viii) change its method of accounting in effect for the year ended December 31, 2000, except as required by changes in laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;

                  (ix) except as Previously Disclosed, make any expenditures in excess of $5,000 individually or $10,000 in the aggregate, other than (a) in the ordinary course of business, (b) in connection with the transactions contemplated by this Agreement, (c) pursuant to binding commitments that have been Previously Disclosed and are existing on the date hereof, and (d) expenditures necessary to maintain existing assets in good repair; or enter into any new lease or lease renewal of real property or any new lease or lease renewal of personal property providing for annual payments exceeding $5,000;

                  (x) file any applications or make any contract with respect to branching or site location or relocation;

                  (xi) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) control over or any equity interest in any business or entity;

                  (xii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

                  (xiii) except as necessitated in the reasonable opinion of Seller due to changes in interest rates, and in accordance with safe and sound banking practices, change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority;

                  (xiv) except as necessitated in the reasonable opinion of Seller due to changes in interest rates, and in accordance with safe and sound banking practices, enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                  (xv) take any action that would result in any of the representations and warranties of Seller contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions of Sections 6.1 or 6.3 hereof not to be satisfied;

                  (xvi) take any action that would materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of Buyer or Seller to perform its covenants and agreements under this Agreement; or

                  (xvii) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices or to reflect changes in market interest rates; or

                  (xviii)  agree to do any of the foregoing.

         (b) Seller shall promptly notify Buyer in writing of the occurrence of any matter or event known to and directly involving Seller, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on Seller.

         (c) Except with the prior written consent of Seller or as expressly contemplated hereby, between the date hereof and the Effective Time, Buyer shall not, and shall cause each Buyer Subsidiary not to:

                  (i) take any action that would result in any of the representations and warranties of Buyer contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions of Sections 6.1 or 6.2 hereof not to be satisfied;

                  (ii) take any action that would materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of Buyer or Seller to perform its covenants and agreements under this Agreement; or

                  (iii) agree to do any of the foregoing.

5.7      CERTAIN ACTIONS

         Seller shall not, and shall cause each Seller Subsidiary not to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, purchase of all or a substantial portion of the assets of, or any equity interest in, Seller or a Subsidiary (other than with Buyer or an affiliate thereof), provided, however, that the Board of Directors of Seller may furnish such information or participate in such negotiations or discussions if such Board of Directors, after having consulted with and considered the written opinion of outside counsel, has determined that the failure to do the same is likely to constitute a breach of fiduciary duties of such directors under applicable law. Seller will promptly inform Buyer orally and in writing of any such request for information or of any such negotiations or discussions, as well as instruct its and its Subsidiaries' directors, officers, representatives and agents to refrain from taking any action prohibited by this Section.

5.8      CURRENT INFORMATION

         During the period from the date hereof to the Effective Time, Seller shall, upon the request of Buyer, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Buyer regarding Seller's financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than two business days after filing, Seller will deliver to Buyer all reports filed by it under the Exchange Act subsequent to the date hereof. Seller also will deliver to Buyer each thrift financial report or similar report filed by it with the OTS or the Department concurrently with the filing of such call report. Within fifteen
(15) days after the end of each month, Seller will deliver to Buyer an unaudited consolidated balance sheet and an unaudited consolidated statement of income, without related notes, for such month prepared in accordance with GAAP.

5.9      INDEMNIFICATION; INSURANCE

         (a) From and after the Effective Time, Buyer agrees for a period of six years, to indemnify and hold harmless the past and present directors and officers of Seller and its Subsidiaries (the "Indemnified Parties") for all acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified and held harmless under the respective Articles of Incorporation, Code of Regulations or Constitution of Seller and its Subsidiary in the form in effect at the date of this Agreement, and such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect. Without limiting the foregoing, all limitations of liability existing in favor of the Indemnified Parties in the Articles of Incorporation, Code of Regulations or Constitution of Seller or any Seller Subsidiary as of the date hereof, to the extent permissible under applicable law as of the date hereof, arising out of matters existing or occurring at or prior to the Effective Time, shall survive the Merger and shall continue in full force and effect. Buyer will provide, or cause to be provided, for a period of not less than three years from the Effective Time, an insurance and indemnification policy that provides the officers and directors of Seller and its Subsidiaries immediately prior to the Effective Time coverage no less favorable than as currently provided by Seller to such officers and directors, to the extent such insurance may be purchased or kept in full force without any material increase in the cost of the premium currently paid by Buyer for its directors' and officers' liability insurance (provided that if such insurance is not available without such a material increase, Buyer will substitute or cause Seller to substitute therefor to the extent available at a cost not in excess of 150% of the current annual premium cost of Seller's existing directors and officers' insurance, single premium tail coverage with policy limits equal to Seller's existing annual coverage limits). At the request of Buyer, Seller shall use reasonable efforts to procure the insurance coverage referred to in the preceding sentence prior to the Effective Time.

         (b) In the event that Buyer or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

5.10     EMPLOYEES AND EMPLOYEE BENEFIT PLANS

         (a) Former full-time employees of Seller or Seller Bank who remain employed by Buyer or Buyer Bank after the Effective Date will be eligible to participate in the Buyer's employee stock ownership plan on January 1, 2003 or such earlier date required by Section 410(b)(6)(C) of the Code and applicable regulations ("Entry Date"), with credit for years of service with Seller or any of its Subsidiaries for the purpose of eligibility and vesting on and after the Entry Date (but not for the purposes of accrual of benefits or allocation of employer contributions). Former full-time employees of Seller or Seller Bank who remain employed by Buyer or Buyer Bank will be eligible to participate in the Buyer's benefit plans, other than the Buyer's employee stock ownership plan, on the earliest date permitted by such plan, with credit for years of service with Seller or any of its Subsidiaries for the purpose of eligibility and vesting (but not for the purpose of accrual of benefits or allocation of employer contributions). Buyer shall use its best efforts to cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under Seller Employee Plan) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents.

         (b) To the extent that Buyer or a Buyer Subsidiary terminates the employment of any Seller or Seller Bank employee other than for Cause within one year following the Effective Time, Buyer shall, or shall cause a Buyer Subsidiary to, provide severance benefits in a cash amount equal to such employee's regular salary for a one-week period (as in effect immediately prior to the Effective Time) multiplied by the total number of whole years of such employee's employment (up to a maximum of 10 years) at Seller, Buyer and any Subsidiary of either; provided, however, that in no event shall Buyer or a Buyer Subsidiary have any obligation to provide severance benefits to any Seller or Seller Bank employee whose termination of employment occurs due to resignation or to discharge for Cause or who is entitled to severance benefits or the equivalent thereof under the terms of any other compensation plan or individual contract with Seller or Seller Bank.

         (c) It is acknowledged that Seller Bank currently has outstanding an employment agreement with Jon Letzkus ("Employment Agreement"). In accordance with the terms of the Employment Agreement, on the Effective Date, Seller Bank will pay Jon Letzkus a lump sum payment provided for under such Employment Agreement, but in no event in excess of the amount equal to the maximum amount permissible tax deductible under Section 280G of the Code.

         (d) In the sole discretion of Buyer or a Buyer Subsidiary, as applicable, payments made by it in full and complete satisfaction of obligations of Seller or Seller Bank under any Seller Employee Plan (other than any Seller Employee Plan that is subject to ERISA) or under Section 5.10(c) shall be subject to the recipient's delivery to Buyer or a Buyer Subsidiary, as applicable, of (i) a written acknowledgment signed by such recipient that the payment or payments and benefits to be made to him or her is in full and complete satisfaction of all liabilities and obligations thereunder of Seller, Seller Bank, Buyer or any Buyer Subsidiary, and each of their respective affiliates, directors, officers, employees and agents, and (ii) a release by such recipient of all such parties from further liability in connection with the particular Seller Employee Plan or this Agreement, as applicable.

         (e) Subject to the Code and relevant regulations, as of the Effective Time or as soon as practicable thereafter, the loan to the Seller ESOP shall be repaid in full with the cash consideration received from Buyer for the unallocated shares of Seller Common Stock held in the Seller ESOP in the amount equal to the Merger Consideration multiplied by the number of unallocated shares of Seller Common Stock held by the Seller ESOP, and any unallocated portion of the consideration remaining after such repayment shall be allocated to the Seller ESOP accounts of the employees of Seller and its Subsidiaries in accordance with the terms of the Seller ESOP as amended. As of the Effective Time, the Seller ESOP shall be terminated. The current administrator of the Seller ESOP, or another administrator selected by Buyer (subject to consultation with Seller ESOP's then current trustee), shall continue to administer the Seller ESOP subsequent to the Effective Time, and the current Trustee of the Seller ESOP, or such other trustee(s) selected by Buyer (subject to consultation with Seller ESOP's then current trustee) or the administrators, shall continue to be the Trustee subsequent to the Effective Time. Buyer agrees not to amend the Seller ESOP subsequent to the Effective Time in any manner that would change or expand the class of persons entitled to receive benefits under the Seller ESOP. The Parties agree that the Seller ESOP shall be amended to the extent necessary to receive a favorable determination letter from the IRS as to the tax qualified status of the Seller ESOP upon its termination under Section 401(a) and 4975(e)(7) of the Code (the "Final Determination Letter"). Following the receipt of the Final Determination Letter, distributions of the account balances under the Seller ESOP shall be made to the ESOP Participants. From and after the date hereof, in anticipation of such termination and distribution, Buyer and Seller prior to the Effective Time, and Buyer after the Effective Time, shall use their best efforts to apply for and obtain a favorable Final Determination Letter from the IRS. In the event that Buyer and Seller, prior to the Effective Time, and Buyer after the Effective Time, reasonably determine that the Seller ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the Seller ESOP to lose its tax qualified status, Seller prior to the Effective Time and Buyer after the Effective Time shall take such action as they may reasonably determine is necessary to obtain a favorable Final Determination Letter from the IRS and for the distribution of account balances to the ESOP Participants, provided that the assets of the Seller ESOP shall be held or paid solely for the benefit of the ESOP Participants and provided further that in no event shall any portion of the amounts held in the Seller ESOP revert, directly or indirectly, to Seller or any affiliate thereof, or to Buyer or any affiliate thereof unless required by the IRS as a condition to the issuance of a favorable Final Determination Letter. All ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the Seller ESOP determined as of the termination date.

         (f) Seller shall take all necessary steps to cause the Seller Defined Benefit Plan to be terminated no later than the end of the plan year in which the Merger occurs and will take all steps to terminate the employer's participation in the Seller Defined Benefit Plan and liquidate the Seller Defined Benefit Plan as expeditiously as possible and in a manner that will not result in the imposition of any underfunding liability or responsibility upon Buyer or any of its Subsidiaries; provided, that Seller shall not terminate the Seller Defined Benefit Plan without approval from the Buyer if the Seller Defined Benefit Plan has an outstanding underfunded liability. The Parties agree that the Seller Defined Benefit Plan shall be amended to the extent necessary to receive a favorable determination letter from the IRS as to the tax qualified status of the Seller Defined Benefit Plan upon its termination under Section 401(a) of the Code.

         (g) On or before the Effective Time, Seller shall take all steps necessary to cause the 401(k) plan maintained by Seller to be terminated, subject to applicable limitations under the Code.

5.11     COMPANY MERGER

         Buyer and Seller shall take, and shall cause their Subsidiaries to take, all necessary and appropriate actions to make it possible for the Company Merger to be authorized, agreed to, and accomplished immediately after the Corporate Merger, or at such other time as may be determined by Buyer in its sole discretion.

5.12     BANK MERGER

         Buyer and Seller shall take, and shall cause their Subsidiaries to take, all necessary and appropriate actions to make it possible for the Bank Merger to be authorized, agreed to, and accomplished immediately after the Corporate Merger, or at such other time thereafter as may be determined by Buyer in its sole discretion.

5.13     ORGANIZATION OF MERGER SUB

         Buyer shall cause Merger Sub to be organized under the OGCL as soon as practicable hereafter. Following the organization, the Board of Directors of Merger Sub shall approve this Agreement and the transactions contemplated hereby, whereupon Merger Sub shall become a party to, and be bound by, this Agreement, and Buyer shall approve this Agreement in its capacity as the sole stockholder of Merger Sub.

5.14     CONFORMING ENTRIES

         (a) Seller recognizes that Buyer may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). Subject to applicable laws, from and after the date of this Agreement to the Effective Time, Seller and Buyer shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Seller and the Seller Subsidiaries to those policies of Buyer, as specified in each case in writing to Seller, based upon such consultation and subject to the conditions in Section 5.14(c) below.

         (b) Subject to applicable laws and regulations, Seller and Buyer shall consult and cooperate with each other with respect to determining, as specified in a written notice from Buyer to Seller, based upon such consultation and subject to the conditions in Section 5.14(c) below, the amount and the timing for recognizing for financial accounting purposes Seller's expenses of the Merger and the restructuring charges relating to or to be incurred in connection with the Merger.

         (c) Subject to applicable laws and regulations, Seller shall (i) establish and take such reserves and accruals at such time as Buyer shall reasonably request to conform Seller's loan, accrual and reserve policies to Buyer's policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are reasonably requested by Buyer; provided, however, that on the date such reserves, accruals and charges are to be taken, Buyer shall certify to Seller that all conditions to Buyer's obligation to consummate the Merger set forth in Sections 6.1 and 6.3 hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to Buyer's obligation to consummate the Merger) have been satisfied or waived; and provided, further, that Seller shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

         (d) No reserves, accruals or charges taken in accordance with this
Section 5.14 may be a basis to assert a violation of a breach of a representation, warranty or covenant of Seller herein.

5.15     INTEGRATION OF POLICIES

         During the period from the date hereof to the Effective Time, Seller and Seller Bank shall, and shall cause their directors, officers and employees to, and shall make all reasonable efforts to cause their respective data processing service providers to, cooperate and assist Buyer in connection with an electronic and systematic conversion of all applicable data regarding Seller to Buyer's system of electronic data processing, provided, however, that no such conversion shall occur until the Effective Time. In furtherance of the foregoing, Seller shall make reasonable arrangements during normal business hours to permit representatives of Buyer to train Seller and Seller Bank employees in Buyer's system of electronic data processing.

5.16     DISCLOSURE SUPPLEMENTS

         From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied.

5.17     FAILURE TO FULFILL CONDITIONS

         In the event that either of the Parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated may not be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party. Each Party will promptly inform the other Party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of such transactions.

5.18     ENVIRONMENTAL REPORTS

         Seller shall have furnished to Buyer before the date of this Agreement any environmental reports related to any property owned or being used by Seller. Buyer, at its sole discretion, may obtain, as soon as reasonably practical, but not later than 30 days after the date hereof (or within ten days after the acquisition of lease of any real property acquired or leased after the date hereof), a report of a phase one environmental investigation on real property owned or leased by Seller or its Subsidiaries (but excluding space in office or retail and similar establishments leased by Seller or its subsidiaries for automatic teller machines or bank branch facilities or other office uses where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one investigation in Buyer's reasonable opinion, Seller shall provide to Buyer, within 40 days of the receipt by Seller of the request of Buyer therefor, a report of a phase two investigation on properties requiring such additional study. Buyer shall have 5 business days to request Seller to obtain a phase two investigation report. Buyer shall have 5 business days from the receipt of any such phase two investigation report to notify Seller of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonably likely to be required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $150,000 as reasonably estimated by an environmental expert retained for such purpose by Buyer and reasonably acceptable to Seller, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then Buyer shall have the right pursuant to
Section 7.1 hereof, for a period of ten business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be Buyer's sole remedy in such event. The costs of the phase one and phase two investigations, if any, shall be paid by Buyer.

5.19     TRANSACTION EXPENSES OF SELLER

         (a) For planning purposes, the Seller (as Previously Disclosed) has provided Buyer with its estimated budget of transaction-related expenses reasonably anticipated to be payable by the Seller in connection with the Agreement based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. The Seller shall use its best efforts to maintain expenses with the budget.

         (b) Promptly after the execution of this Agreement, the Seller shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within 30 days. The Seller shall accrue and/or pay all of such amounts as soon as possible.

         (c) The Seller shall cause its professionals to render monthly invoices within 30 days after the end of each month. The Seller shall advise the Buyer monthly of all out-of-pocket expenses which the Seller has incurred in connection with the Agreement.

         (d) The Seller, in reasonable consultation with the Buyer, shall make all arrangements with respect to the printing and mailing of the Proxy Statement.

5.20     SUCCESS BONUS PLAN

         Buyer and Seller will jointly develop a "Success Bonus Plan" which will provide for payment of a bonus to certain employees of Seller Bank who are not party to an employment contract for remaining as employees of Seller Bank from the date hereof to one month after Effective Time.

5.21     ADVISORY DIRECTORS AFTER THE COMPANY MERGER

         Buyer agrees to take all action necessary to appoint all of the individual non-employee directors of Seller Bank (that is, the President will not be a member), effective as of the Effective Time, to an advisory board for a period of at least one year. Buyer shall pay the members of the advisory board a fee of $500 per month, which is the current board fee of Seller Bank. Subject to the fiduciary duty of the Board of Directors of Buyer, Buyer will consider the appointment of individuals to an advisory board for additional periods at a fee to be determined.

5.22     VOTING AGREEMENTS

         At least a majority of the Seller's directors, including the President, will enter into a voting agreement, a form of which is attached as Exhibit 5.22, hereto at the time the Seller and Buyer enter into this Agreement.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1      CONDITIONS PRECEDENT - BUYER AND SELLER

         The respective obligations of Buyer and Seller to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Closing Date.

         (a) All corporate action necessary to authorize the execution and delivery of this Agreement and completion of the Corporate Merger shall have been duly and validly taken by

Buyer, Merger Sub and Seller, including adoption of this Agreement by the requisite vote of the shareholders of Seller.

         (b) All approvals and consents from any Governmental Entity the approval or consent of which is required for the completion of the Corporate Merger shall have been received and all statutory waiting periods in respect thereof shall have expired; and Buyer, Buyer Bank, Seller and Seller Bank shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the completion of the Corporate Merger and the failure of which to obtain would have the effects set forth in the following proviso clause; provided, however, that no approval or consent referred to in this
Section 6.1(b) shall be deemed to have been received if it shall include any nonstandard condition or requirement that, in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Buyer that had such condition or requirement been known, Buyer, in its reasonable judgment, would not have entered into this Agreement.

         (c) None of Buyer, Buyer Bank, Merger Sub, Seller or Seller Bank shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal completion of the Corporate Merger.

         (d) No proceeding initiated by any Governmental Entity seeking an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Corporate Merger shall be pending.

6.2      CONDITIONS PRECEDENT - SELLER

         The obligations of Seller to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Closing Date unless waived by Seller pursuant to Section 7.4 hereof.

         (a) The representations and warranties of Buyer set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation and warranty which specifically relates to an earlier date.

         (b) Buyer shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Closing Date.

         (c) Buyer shall have delivered to Seller a certificate, dated the date of the Closing and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

         (d) Buyer shall have furnished Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to Buyer as Seller may reasonably request.

         (e) Seller shall have received an opinion of counsel of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, substantially to the effect set forth in Exhibit 6.2(e) hereto.

         (f) Seller shall have received a written fairness opinion of KBW dated the date of this Agreement and as of a date reasonably proximate to the date of the Proxy Statement, to the effect that the Merger Consideration is fair to the shareholders of Seller from a financial point of view.

6.3      CONDITIONS PRECEDENT - BUYER

         The obligations of Buyer to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by Buyer pursuant to Section 7.4 hereof.

         (a) The representations and warranties of Seller set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation and warranty which specifically relates to an earlier date.

         (b) Seller shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Closing Date.

         (c) Seller shall have delivered to Buyer a certificate, dated the date of the Closing and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

         (d) Seller shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to Seller as Buyer may reasonably request.

         (e) No more than 15% the outstanding shares of Seller Common Stock shall be Dissenting Shares.

         (f) Buyer shall have received an opinion of counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, substantially to the effect set forth in Exhibit 6.3(f) hereto.

         (g) Seller shall have provided Buyer with an accounting of all merger related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date. The merger related expenses of Seller other than printing expenses (which are within the control of

Buyer), shall be reasonable, taking into account normal and customary billing rates, fees and expenses for similar transactions.

                                   ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENTT

7.1      TERMINATION

         This Agreement may be terminated:

         (a) at any time on or prior to the Closing Date, by the mutual consent in writing of the parties hereto;

         (b) at any time on or prior to the Closing Date, by Buyer in writing if Seller has, or by Seller in writing if Buyer has, breached any covenant or undertaking contained herein or any representation or warranty contained herein, unless such breach has been cured within 30 days after written notice of such breach;

         (c) at any time, by either Buyer or Seller in writing, (i) if any application for prior approval of a Governmental Entity which is necessary to consummate the Corporate Merger is denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the Corporate Merger;

         (d) at any time, by either Buyer or Seller in writing, if the shareholders of Seller do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof) unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Closing Date; and

         (e) by either Buyer or Seller in writing if the Effective Time has not occurred by the close of business on December 31, 2001, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in breach of such party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Corporate Merger to be consummated by such date.

         (f) by Buyer to the extent provided by Section 5.18, by giving timely written notice thereof to Seller.

         For purposes of this Section 7.1, termination by Buyer also shall be deemed to be termination on behalf of the Merger Sub.

7.2      EFFECT OF TERMINATION

         (a) Each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, provided that notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Seller shall be released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

         (b) As a means of compensating the parties for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with this Agreement and the transactions contemplated hereby, the Seller agrees that if this Agreement is terminated by the Buyer in accordance with Section 7.1(b) the Seller will upon demand pay to Buyer or Buyer Bank in immediately available funds all reasonable expenses of Buyer and Buyer Bank in an amount not to exceed $200,000. Buyer agrees that if this Agreement is terminated by Seller in accordance with Section 7.1(b), the Buyer will upon demand pay to Seller in immediately available funds all reasonable expenses of Seller and Seller Bank in an amount not to exceed $200,000. For purposes of this Section 7.2(b), the expenses of a party shall include all reasonable out-of-pocket expenses of that party (including all fees and expenses of counsel, accountants, financial advisors and consultants to that party) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

         If this Agreement is terminated by the Buyer or Seller in accordance with Section 7.1(d) or (e) and prior to such termination a Termination Event, as defined in paragraph (c) of this Section 7.2, shall have occurred, the Seller will upon demand pay to Buyer or Buyer Bank in immediately available funds $400,000, inclusive of any other amounts that may otherwise be due and payable in accordance with Section 7.2 hereunder; provided however, no such payment shall be due or payable hereunder prior to the Seller and/or the Seller Bank either (1) receiving a publicly announced bona fide offer from a third party prior to the Seller's shareholder meeting and subsequently failing to receive shareholder approval of the Agreement and entering into a definitive written agreement with such third party within 18 months after the Seller's shareholder meeting, (2) the Seller and/or Seller Bank entering into a written definitive agreement with a third party with respect to a Takeover Proposal either prior to the meeting of the shareholders of Seller to approve the Agreement or within 18 months after termination of the Agreement or (3) within such 18-month period any third-party acquires 25% or more of the Seller Common Stock. "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving the Seller or any Seller Subsidiary or for the acquisition of a ten percent (10%) or greater equity interest in Seller or any Seller Subsidiary, or for the purchase, lease or other acquisition of a substantial portion of the assets of Seller or any Seller Subsidiary (other than loans or securities sold in the ordinary course of business).

         (c) For purposes of this Agreement, a Termination Event shall mean either of the following:

                  (i) The Seller or any Seller Subsidiary, without having received Buyer's prior written consent, shall have entered into a written agreement to engage in a Takeover Proposal with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and the rules and regulations thereunder) other than Buyer or any affiliate of Buyer (the term "affiliate" for purposes of this Agreement having the meaning assigned thereto in Rule 405 under the Securities Act) or the Board of Directors of the Seller shall have recommended that the shareholders of the Seller approve or accept any Takeover Proposal with any person other than Buyer or any affiliate of Buyer; or

                  (ii) After a bona fide written proposal is made by any person other than Buyer or any affiliate of Buyer to the Seller or its shareholders to engage in a Takeover Proposal and is publicly disclosed, either (A) the Seller shall have breached any covenant or obligation contained in this Agreement and such breach would entitle Buyer to terminate this Agreement, or (B) the holders of Seller Common Stock shall not have approved this Agreement at the Seller's shareholder meeting described in Section 5.2 of this Agreement, a proxy statement has not been mailed to the holders of Seller Common Stock as a result of the Board of Directors' exercise of its fiduciary duties as set forth in
Section 5.2 of this Agreement, such shareholder meeting shall not have been held in a timely manner or shall have been postponed, delayed or enjoined prior to termination of this Agreement except as a result of a judicial or administrative proceeding or the Seller's Board of Directors shall have (i) withdrawn or modified in a manner materially adverse to Buyer the recommendation of the Seller's Board of Directors with respect to this Agreement, or announced or disclosed to any third party its intention to do so or (ii) failed to recommend, in the case of a tender offer or exchange offer for the Seller Common Stock, against acceptance of such tender offer or exchange offer to its shareholders or takes no position with respect to acceptance of such tender offer or exchange offer by its stockholders.

         (d) In the event that this Agreement is terminated pursuant to Section
7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 5.4(b) and this
Section 7.2, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b), (c), (d), or (e) shall not relieve the breaching party from any liability or damages arising out of its willful breach of any provision of this Agreement giving rise to such termination.

7.3      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including the covenants set forth in Sections 2.6, 2.8, 5.9, and 5.10 hereof), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Buyer or Seller (or any director, officer or controlling person of either thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including any shareholder or former shareholder of either Buyer or Seller.

7.4      WAIVER

         Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Seller) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed after shareholders of Seller have approved this Agreement, shall not modify either the amount or form of the consideration to be provided hereby to the holders of Seller Common Stock upon completion of the Corporate Merger or otherwise materially adversely affect such shareholders without the approval of the shareholders who would be so affected.

7.5      AMENDMENT OR SUPPLEMENT

         This Agreement may be amended or supplemented at any time by mutual agreement of the Parties hereto, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and authorized by or under the direction of the Board of Directors of each of the Parties hereto.

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1      ENTIRE AGREEMENT

         This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the Parties hereto, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Sections 5.9, 5.10, 5.20 and 5.21 hereof.

8.2      NO ASSIGNMENT

         None of the Parties hereto may assign any of its rights or obligations under this Agreement to any other person.

8.3      NOTICES

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

                  1100 New York Avenue, NW, Suite 340 West
                  Washington, DC  20005
                  Attn:    Samuel J. Malizia, Esq.
                           Richard Fisch, Esq.
                  Fax:     202-434-4661
                  E-Mail:  mail@malizialaw.com

         If to Seller:

                  Ohio State Financial Services, Inc.
                  435 Main Street
                  Bridgeport, OH  43912
                  Attn:    Jon Letzkus, President
                  Fax:     740-635-0768

         With a required copy to:

                  Vorys, Sater, Seymour and Pease LLP
                  221 East Fourth Street, Suite 2100
                  Cincinnati, OH  45201
                  Attn:    Roger A. Yurchuck, Esq.
                           Terri Reyering Abare, Esq.
                  Fax:     513-723-4056

8.4      ALTERNATIVE STRUCTURE

         Notwithstanding any provision of this Agreement to the contrary, Buyer may, with the written consent of Seller, which shall not be unreasonably withheld, at any time modify the structure of the acquisition of Seller set forth herein, provided that (i) the consideration to be paid to the holders of Seller Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (ii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Entities or any other condition to the obligations of Buyer set forth in Sections 6.1 and 6.3 hereof.

8.5      INTERPRETATION

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.6      COUNTERPARTS

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia applicable to agreements made and entirely to be performed within such jurisdiction.

8.8      SEVERABILITY

         Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

8.9      STANDARD OF MATERIALITY

         No representation or warranty shall be deemed untrue or incorrect, and no Party shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty has had or is reasonably likely to have a Material Adverse Effect on the Party making such representation or warranty.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                                          OHIO STATE FINANCIAL SERVICES, INC.

Attest:



By: /s/ Sherri Yarbrough                  By: /s/ Jon Letzkus
   ------------------------------            -----------------------------------
Secretary                                      Jon Letzkus, President

                                          ADVANCE FINANCIAL BANCORP

Attest:



/s/ Florence K. McAlpine                  By: /s/ Stephen M. Gagliardi
---------------------------------            -----------------------------------
Secretary                                      Stephen M. Gagliardi, President

                                                                    EXHIBIT 5.22


                         CERTIFICATE OF THE DIRECTORS OF

                       OHIO STATE FINANCIAL SERVICES, INC.
                     BRIDGEPORT SAVINGS AND LOAN ASSOCIATION


         Reference is made to the Agreement and Plan of Merger, dated as of April 18, 2001 (the "Agreement"), among Ohio State Financial Services, Inc. ("OSFS") and Advance Financial Bancorp ("Advance"). Capitalized terms used herein have the meanings given to them in the Agreement.

         Each of the following persons, being directors of OSFS and Bridgeport Savings and Loan Association, express their intention, subject to their fiduciary duties, to vote or cause to be voted all shares of OSFS common stock which are held by such person, or over which such person exercises full voting control (other than shares with respect to which such person exercises control in a fiduciary capacity, as to which no agreement is made hereby), in favor of the Merger.



--------------------------------
Manuel C. Thomas



--------------------------------
John O. Costine



--------------------------------
Jon W. Letzkus



--------------------------------
Anton M. Godez



--------------------------------
William E. Reline

                                                                (EXHIBIT 6.2(e))
                              OPINIONS FOR ADVANCE

         Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

         (a) The Buyer is incorporated and validly existing as a corporation under the laws of the State of Delaware;

         (b) The Merger Sub is incorporated and validly existing as a corporation under the laws of the State of Ohio;

         (c) The Buyer Bank is validly existing as a federally-chartered stock savings bank and wholly owned subsidiary of the Buyer;

         (d) The Buyer and Merger Sub have full corporate power and authority to enter into the Agreement, the Agreement has been duly and validly authorized by all necessary corporate action by the Buyer and Merger Sub and has been duly and validly executed and delivered by and on behalf of the Buyer and Merger Sub and no approval, authorization, order, consent, registration, filing, qualification, license or permit of or with any court, regulatory, administrative or other governmental body is required under any federal or State of Ohio or State of Delaware statute or regulation for the execution and delivery of the Agreement by the Buyer and Merger Sub or the consummation of the Corporate Merger and the Bank Merger, except those previously obtained and are in full force and effect; and

         (e) Neither the execution and delivery by the Buyer and Merger Sub of the Agreement nor any of the documents to be executed and delivered by the Buyer and Merger Sub in connection with the Agreement violates or conflicts with the Buyer's or Merger's Sub's governing documents.

                                                                (EXHIBIT 6.3(f))
                                OPINIONS FOR OSFS

         Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

         (a) The Seller is incorporated and validly existing as a corporation under the laws of the State of Ohio;

         (b) The Seller Bank is validly existing as a Ohio-chartered savings and loan association and wholly owned subsidiary of the Seller;

         (c) The Seller has full corporate power and authority to enter into the Agreement, the Agreement has been duly and validly authorized by all necessary corporate action by the Seller and has been duly and validly executed and delivered by and on behalf of the Seller and no approval, authorization, order, consent, registration, filing, qualification, license or permit of or with any court, regulatory, administrative or other governmental body is required under any federal or State of Ohio or State of Delaware statute or regulation for the execution and delivery of the Agreement by the Seller or the consummation of the Corporate Merger and the Bank Merger, except those previously obtained and are in full force and effect; and

         (d) Neither the execution and delivery by the Seller of the Agreement nor any of the documents to be executed and delivered by the Seller in connection with the Agreement violates or conflicts with the Seller's governing documents.